Exhibit 99.1

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE: April 25, 2007

FOR RELEASE: Immediate
KENNAMETAL ANNOUNCES STRONG
THIRD QUARTER FISCAL 2007 RESULTS
—      Reported earnings per diluted share (EPS) of $1.32
—      Record quarter adjusted EPS
—      Organic sales growth of 7 percent
—      Record March quarter adjusted ROIC of 11.0 percent
LATROBE, Pa., April 25, 2007 — Kennametal Inc. (NYSE: KMT) today reported third quarter fiscal 2007 EPS of $1.32. This represents an increase of 61 percent from the prior year quarter reported EPS of $0.82 and a 13 percent increase compared with prior year adjusted EPS of $1.17.
For the first nine months of fiscal 2007, reported EPS increased 22 percent to $2.86 compared with prior year reported EPS of $2.34. Adjusted EPS for the first nine months of fiscal 2007 increased 11 percent to $2.99 compared with prior year adjusted EPS of $2.69.
Carlos M. Cardoso, Kennametal’s President and Chief Executive Officer said, “I am very pleased with our company’s performance in the third quarter of fiscal 2007. We delivered solid organic sales growth as well as record earnings per share and return on invested capital, in spite of a challenging economic environment in North America. These strong results are on top of tough comparisons from the prior year.”

Cardoso added, “This performance is evidence of the strength of our strategy, which we execute by applying the principles of the Kennametal Value Business System, our management operating system. As we move forward, we continue to leverage our global infrastructure to drive additional growth. We remain committed to growing the top line of both our Metalworking and Advanced Materials businesses, accelerating our margin expansion opportunities and generating strong cash flow.”
Reconciliation of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2007 Third Quarter
•	Sales for the quarter were $616 million, compared with $609 million in the same quarter last year. Sales grew 7 percent on an organic basis and also benefited 3 percent from favorable foreign currency effects. This growth was mostly offset by the net impact of acquisitions and divestitures of 9 percent, primarily the divestiture of J&L Industrial Supply (J&L). J&L sales were $74 million in the March quarter last year.

•	Income from continuing operations was $52 million, compared with $38 million in the prior year quarter, an increase of 38 percent despite the J&L divestiture. J&L contributed $9 million in operating income in the March quarter last year. The current year quarter results benefited from strong organic sales growth and an ongoing reduction in operating expenses. Additionally, the March quarter results benefited from lower interest expense and lower securitization fees.

•	During the March quarter, Kennametal completed its strategic analysis and plan for the Widia brand. As a key element of the company’s channel and brand strategy, the company will leverage the strength of the Widia brand to accelerate growth in the distribution market. This analysis resulted in a non-cash impairment charge of $6 million related to the trademark intangible asset.

•	The effective tax rate for the March quarter was 26 percent, compared with 34 percent in the prior year quarter. The current year rate benefited from increased earnings from the company’s pan-European business strategy. In addition, the prior year rate was unfavorably impacted by special charges that did not provide a tax benefit.

•	Reported EPS increased 61 percent to $1.32, compared with prior year quarter reported EPS of $0.82. Reported EPS increased 13 percent, compared with prior year quarter adjusted EPS of $1.17. A reconciliation follows:

Earnings Per Diluted Share Reconciliation
Third Quarter FY 2007		Third Quarter FY 2006
Reported EPS	$1.32	Reported EPS	$0.82
No special items		Loss on divestiture of Presto	0.20
		CPG goodwill impairment charge	0.12
		J&L transaction-related charges	0.03

	$1.32	Adjusted EPS	$1.17

•	Cash flow from operating activities was $113 million for the first nine months of fiscal 2007, compared with $117 million in the prior year period. Free operating cash flow was $47 million for the current year period, compared with $70 million in the prior year period. Included in the current year period free operating cash flow were income tax payments of $86 million, primarily due to tax payments related to the gain on the sale of J&L and cash repatriated in 2006 under the American Jobs Creation Act. Adjusted free operating cash flow, excluding the effects of these income tax payments, was $133 million versus $69 million in the prior year period.

•	Adjusted return on invested capital (ROIC) increased 30 basis points to 11.0 percent, a record March quarter, from 10.7 percent in the prior year.
Highlights of First Nine Months of Fiscal 2007
•	Sales of $1.7 billion were unchanged with the same period last year. Sales grew 6 percent on an organic basis and 3 percent due to favorable foreign currency effects. This growth was mostly offset by the net impact of acquisitions and divestitures of 8 percent, primarily the J&L divestiture. J&L sales were $205 million in the prior year period.

•	Income from continuing operations was $115 million, compared with $97 million in the prior year period, an increase of 19 percent despite the J&L divestiture. J&L contributed $23 million in operating income in the prior year period. The current year period results benefited from strong organic sales growth and an ongoing reduction in operating expenses. Amortization expense increased $2 million due to recent acquisitions. Additionally, the current period results benefited from lower interest expense and lower securitization fees.

•	During the March quarter, Kennametal completed its strategic analysis and plan for the Widia brand which resulted in a non-cash impairment charge of $6 million as described above.

•	The first nine months of fiscal 2007 also reflected a lower effective tax rate of 29 percent compared with the prior year period of 33 percent. The current year rate benefited from increased earnings from the company’s pan-European business strategy and the extension of the research, development and experimental tax credit. In addition, the prior year rate was unfavorably impacted by special charges that did not provide a tax benefit.

•	Reported EPS of $2.86 increased 22 percent compared with prior year reported EPS of $2.34. Adjusted EPS of $2.99 increased 11 percent compared with prior year adjusted EPS of $2.69. A reconciliation follows:

Earnings Per Diluted Share Reconciliation
First Nine Months of FY 2007		First Nine Months of FY 2006
Reported EPS	$2.86	Reported EPS	$2.34
Loss on divestiture of CPG and transaction-related charges	0.01	Loss on divestiture of Presto	0.20
Adjustment on J&L divestiture and transaction-related charges	0.03	CPG goodwill impairment charge	0.12
Electronics impairment and divestiture-related charges	0.09	J&L transaction-related charges	0.03

Adjusted EPS	$2.99	Adjusted EPS	$2.69

Business Segment Highlights for the Fiscal 2007 Third Quarter
Metalworking Solutions & Services Group (MSSG) continued to deliver top-line growth in the third quarter, led by year-over-year expansion in the distribution, general engineering and machine tool markets and the effect of an acquisition. The European market continued to be favorable. Asia Pacific and India delivered double-digit growth, while the North American market showed flat-to-modest growth.
In the March quarter, MSSG sales were up 7 percent on an organic basis. Europe sales increased 8 percent. Asia Pacific and India sales grew by 22 percent and 25 percent, respectively. North America sales increased 2 percent.

MSSG operating income was up 23 percent and the operating margin of 15 percent increased over the same period last year. The third quarter results benefited from top-line growth and ongoing cost containment, and included a non-cash impairment charge of $6 million. The prior year results included divestiture-related charges of $8 million.
Advanced Materials Solutions Group (AMSG) continued to deliver top-line growth in the March quarter, driven by favorable international market conditions and the effect of acquisitions. Strong growth in the energy and mining markets continued to contribute to AMSG’s results.
AMSG sales grew 6 percent on an organic basis. Energy product sales were up 18 percent, mining and construction product sales were higher by 4 percent and engineered product sales increased 4 percent.
AMSG operating income and margin were lower than the prior year due primarily to higher raw material costs in the current quarter, partially offset by the effects of acquisitions and new product introductions.
Outlook
Worldwide market conditions support Kennametal’s expectations of continued top-line growth during the fourth quarter of fiscal year 2007. Based on global economic indicators, the company believes that the moderation in the North American market will persist in the near term. The company also believes that the European market will continue to be favorable, and that business conditions will continue to be strong in developing economies. While there remain some uncertainties and risks related to the macro-economic environment, fundamental drivers for global demand appear to be stable.
The company anticipates that many of its end markets will continue to operate at favorable levels for the remainder of the fiscal year, with moderating growth rates for some regions and market sectors. This supports the company’s projections of 6 to 7 percent organic sales growth for the fourth quarter of fiscal 2007. This would provide organic revenue growth in the 6 to 7 percent range for fiscal 2007, which would extend Kennametal’s track record of consistently outpacing worldwide industrial production rates by two to three times.
The company expects fourth quarter 2007 EPS to be in the range of $1.45 to $1.50. The company’s guidance for adjusted EPS for the full fiscal year is in the range of $4.45 to $4.50. On a comparable basis, the fiscal 2007 guidance midpoint represents a 31 percent growth rate, a substantial increase over prior year adjusted EPS from continuing operations of $3.41.
Kennametal expects to achieve its goal of 12 percent EBIT margin, and ROIC is on track for the projected 11 to 12 percent range for fiscal year 2007.

Kennametal anticipates reported cash flow from operations of approximately $190 million to $200 million for fiscal 2007. Based on anticipated capital expenditures of $90 million, the company expects to generate between $100 million to $110 million of free operating cash flow for fiscal 2007. Included in this amount are income tax payments of $86 million, as mentioned above. Adjusted free operating cash flow is expected to be approximately $185 million to $195 million.
Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.21 per share. The dividend is payable May 22, 2007 to shareowners of record as of the close of business on May 7, 2007.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Third quarter results for fiscal 2007 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, click “Corporate,” and then “Investor Relations.” The replay of this event will also be available on the company’s website through May 9, 2007.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. It is not possible to predict or identify all factors; however, they may include the following: global and regional economic conditions; energy costs; risks associated with the availability and costs of raw materials; commodity prices; risks associated with integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; risks relating to business divestitures, including those described in the above release; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments or instability; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans, cost-reduction initiatives and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We provide additional information about many of the specific risks our Company faces in the “Risk Factors” Section of our Annual Report on Form 10-K, as well as in our other securities filings. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services - delivered by our approximately 13,500 talented employees in over 60 countries — with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
-more-

FINANCIAL HIGHLIGHTS
Consolidated Statements of Income (Unaudited):

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	March 31,		March 31,
	2007	2006 [a]	2007	2006 [a]
Sales	$615,884	$609,159	$1,728,016	$1,717,461
Cost of goods sold [b]	395,046	395,076	1,121,997	1,109,329

Gross profit	220,838	214,083	606,019	608,132

Operating expense	136,933	146,016	412,306	433,591
Asset impairment charge	5,970	—	5,970	—
Loss on divestitures	—	692	1,686	692
Amortization of intangibles	1,808	1,409	5,703	4,198

Operating income	76,127	65,966	180,354	169,651

Interest expense	6,915	7,728	21,628	23,541
Other (income) expense, net	(1,803)	145	(5,435)	(1,912)

Income from continuing operations before income taxes and minority interest	71,015	58,093	164,161	148,022

Provision for income taxes	18,520	19,684	47,457	49,366

Minority interest expense	757	782	1,956	2,041

Income from continuing operations	51,738	37,627	114,748	96,615

Loss from discontinued operations [c]	—	(4,724)	(2,599)	(4,528)

Net income	$51,738	$32,903	$112,149	$92,087

Basic earnings (loss) per share:
Continuing operations	$1.35	$0.97	$3.00	$2.52
Discontinued operations [c]	—	(0.12)	(0.07)	(0.11)

	$1.35	$0.85	$2.93	$2.41

Diluted earnings (loss) per share:
Continuing operations	$1.32	$0.94	$2.93	$2.45
Discontinued operations [c]	—	(0.12)	(0.07)	(0.11)

	$1.32	$0.82	$2.86	$2.34

Dividends per share	$0.21	$0.19	$0.61	$0.57
Basic weighted average shares outstanding	38,428	38,832	38,318	38,283
Diluted weighted average shares outstanding	39,232	39,978	39,176	39,396

[a]	Amounts have been reclassified to reflect discontinued operations related to the divestitures of Electronics — AMSG and CPG — MSSG.

[b]	For the three and nine months ended March 31, 2006, cost of goods sold includes a charge of $7,355 related to the Presto divestiture.

[c]	Loss from discontinued operations reflects divested results of Electronics — AMSG and CPG — MSSG.
-more-

FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	March 31,	June 30,
(in thousands)	2007	2006

ASSETS
Cash and cash equivalents	$94,246	$233,976
Accounts receivable, net	427,308	386,714
Inventories	378,893	334,949
Current assets of discontinued operations held for sale	—	24,280
Other current assets	99,378	106,938

Total current assets	999,825	1,086,857
Property, plant and equipment, net	577,864	530,379
Goodwill and intangible assets, net	736,920	618,423
Assets of discontinued operations held for sale	—	11,285
Other assets	190,199	188,328

Total	$2,504,808	$2,435,272

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$6,175	$2,214
Accounts payable	145,524	124,907
Current liabilities of discontinued operations held for sale	—	3,065
Other current liabilities	265,996	332,013

Total current liabilities	417,695	462,199
Long-term debt and capital leases	365,346	409,508
Other liabilities	273,636	253,574

Total liabilities	1,056,677	1,125,281

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	16,896	14,626
SHAREOWNERS’ EQUITY	1,431,235	1,295,365

Total	$2,504,808	$2,435,272

SEGMENT DATA (Unaudited):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2007	2006 [d]	2007	2006 [d]

Outside Sales:
Metalworking Solutions and Services Group	$415,525	$360,161	$1,146,604	$1,027,938
Advanced Materials Solutions Group	200,359	174,612	581,412	484,798
J&L Industrial Supply	—	74,386	—	204,725

Total outside sales	$615,884	$609,159	$1,728,016	$1,717,461

Sales By Geographic Region:
United States	$292,742	$330,570	$827,904	$916,546
International	323,142	278,589	900,112	800,915

Total sales by geographic region	$615,884	$609,159	$1,728,016	$1,717,461

Operating Income (Loss):
Metalworking Solutions and Services Group	$60,784	$49,609	$151,658	$138,135
Advanced Materials Solutions Group	31,970	33,563	93,349	86,997
J&L Industrial Supply	—	9,454	—	22,610
Corporate and eliminations [e]	(16,627)	(26,660)	(64,653)	(78,091)

Total operating income	$76,127	$65,966	$180,354	$169,651

[d]	Amounts have been reclassified to reflect discontinued operations related to the divestitures of Electronics — AMSG and CPG — MSSG.

[e]	Includes corporate functional shared services and intercompany eliminations.
-more-

FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), in each case excluding special items, as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation, and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
There were no special items for the three months ended March 31, 2007.
RECONCILIATION TO GAAP — THREE MONTHS ENDED MARCH 31, 2006 (Unaudited)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$214,083	$146,016	$65,966	$37,627	$32,903	$0.82
Loss on divestiture of Presto	7,355	—	8,047	8,047	8,047	0.20
CPG goodwill impairment charge	—	—	—	—	5,030	0.12
J&L transaction-related charge	—	(1,871)	1,871	1,160	1,160	0.03

2006 Results, excl. special items	$221,438	$144,145	$75,884	$46,834	$47,140	$1.17

RECONCILIATION TO GAAP — NINE MONTHS ENDED MARCH 31, 2007 (Unaudited)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations	Income	EPS

2007 Reported Results	$606,019	$412,306	$180,354	$114,748	$112,149	$2.86
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.09
Loss on divestiture of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2007 Results, excl. special items	$606,019	$411,973	$182,373	$116,000	$116,982	$2.99

RECONCILIATION TO GAAP — NINE MONTHS ENDED MARCH 31, 2006 (Unaudited)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$608,132	$433,591	$169,651	$96,615	$92,087	$2.34
Loss on divestiture of Presto	7,355	—	8,047	8,047	8,047	0.20
CPG goodwill impairment charge	—	—	—	—	5,030	0.12
J&L transaction-related charge	—	(1,871)	1,871	1,160	1,160	0.03

2006 Results, excl. special items	$615,487	$431,720	$179,569	$105,822	$106,324	$2.69

-more-

FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2006 (Unaudited)

	Income from	Diluted EPS
	Continuing	from Continuing
(in thousands, except per share amounts)	Operations	Operations

2006 Reported Results	$272,251	$6.88
Gain on divestiture of J&L recorded at corporate level	(1,091)	(0.03)
J&L transaction-related charges recorded at corporate level	3,956	0.10
Tax impact of cash repatriation under AJCA	11,176	0.28
Loss on divestiture of Presto	9,457	0.24
Favorable resolution of tax contingencies	(10,873)	(0.27)
Divestiture impact of J&Lf	(149,971)	(3.79)

2006 Adjusted Results	$134,905	$3.41

[f]	Excludes the impact of commercial relationships entered into in connection with the divestiture transaction.
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW INFORMATION (Unaudited):

	Nine Months Ended
	March 31,
(in thousands)	2007	2006

Net cash flow provided by operating activities	$113,442	$117,253
Purchases of property, plant and equipment	(67,129)	(49,458)
Proceeds from disposals of property, plant and equipment	1,021	1,900

Free operating cash flow	47,334	69,695
Income taxes paid (refunded) during first quarter	86,236	(572)

Adjusted free operating cash flow	$133,570	$69,123

-more-

FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
March 31, 2007 (in thousands, except percents)

Invested Capital	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006	Average

Debt	$371,521	$376,472	$409,592	$411,722	$365,906	$387,043
Accounts receivable securitized	—	—	—	—	106,106	21,221
Minority interest	16,896	15,807	15,177	14,626	18,054	16,112
Shareowners’ equity	1,431,235	1,369,748	1,319,599	1,295,365	1,115,110	1,306,211

Total	$1,819,652	$1,762,027	$1,744,368	$1,721,713	$1,605,176	$1,730,587

	Three Months Ended
Interest Expense	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Total

Interest expense	$6,915	$7,286	$7,427	$7,478	$29,106
Securitization fees	5	6	22	1,288	1,321

Total interest expense	$6,920	$7,292	$7,449	$8,766	$30,427

Income tax benefit					9,843

Total interest expense, net of tax					$20,584

Total Income	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Total

Net Income, as reported	$51,738	$30,051	$30,361	$164,196	$276,346
Gain on divestiture of J&L	—	—	1,045	(132,001)	(130,956)
J&L transaction-related charges	—	—	207	2,796	3,003
Loss on divestiture of Electronics, impairment and transaction-related charges	—	3,213	—	15,366	18,579
Tax impact of cash repatriation under AJCA	—	—	—	11,176	11,176
Loss on divestiture of CPG, goodwill impairment and transaction-related charges	—	—	368	(2,192)	(1,824)
Loss on divestiture of Presto	—	—	—	1,410	1,410
Favorable resolution of tax contingencies	—	—	—	(10,873)	(10,873)
Minority interest expense	757	642	557	525	2,481

Total Income, excluding special items	$52,495	$33,906	$32,538	$50,403	$169,342

Total interest expense, net of tax					20,584

					$189,926
Average invested capital					$1,730,587

Adjusted Return on Invested Capital					11.0%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$276,346
Total interest expense, net of tax					20,584

					$296,930
Average invested capital					$1,730,587

Return on Invested Capital					17.2%

-more-

FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
March 31, 2006 (in thousands, except percents)

Invested Capital	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005	Average

Debt	$365,906	$410,045	$415,250	$437,374	$485,168	$422,749
Accounts receivable securitized	106,106	100,295	100,445	109,786	120,749	107,476
Minority interest	18,054	16,918	18,117	17,460	19,664	18,043
Shareowners’ equity	1,115,110	1,045,974	1,009,394	972,862	1,021,186	1,032,905

	$1,605,176	$1,573,232	$1,543,206	$1,537,482	$1,646,767	$1,581,173

	Three Months Ended
Interest Expense	3/31/2006	12/31/2005	9/30/2005	6/30/2005	Total

Interest expense	$7,728	$7,984	$7,829	$7,897	$31,438
Securitization fees	1,241	1,170	1,065	981	4,457

Total interest expense	$8,969	$9,154	$8,894	$8,878	$35,895

Income tax benefit					12,599

Total interest expense, net of tax					$23,296

Total Income	3/31/2006	12/31/2005	9/30/2005	6/30/2005	Total

Net income, as reported	$32,903	$31,087	$28,097	$37,740	$129,827
Loss on divestiture of Presto	8,047	—	—	—	8,047
CPG goodwill impairment charge	5,030	—	—	—	5,030
J&L transaction-related charges	1,160	—	—	—	1,160
Minority interest expense	782	511	748	238	2,279

Total income, excluding special items	$47,922	$31,598	$28,845	$37,978	$146,343

Total interest expense, net of tax					23,296

					$169,639
Average invested capital					$1,581,173

Adjusted Return on Invested Capital					10.7%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$129,827
Total interest expense, net of tax					23,296

					$153,123
Average invested capital					$1,581,173

Return on Invested Capital					9.7%

-end-